EXHIBIT 99.1

DIEDRICH COFFEE ANNOUNCES APPOINTMENT OF

NEW CHIEF EXECUTIVE OFFICER

IRVINE, Calif., Dec. 13 — Diedrich Coffee, Inc. (Nasdaq: DDRX) announced today that Stephen V. Coffey has been appointed to serve as the new Chief Executive Officer of the Company following the resignation of Roger M. Laverty on December 13, 2005.

“On behalf of the Board of Directors, I would like to take this opportunity to thank Rocky for his contributions to the growth and success of the Company over the past two and a half years,” commented Paul C. Heeschen, Chairman of the Board of Directors. “During his term, Rocky was instrumental to our achievement of positive same store sales growth in all three brands, led the successful sale of our international Gloria Jean’s operations, and ably positioned the Company for future growth. With these accomplishments in place, I am pleased to announce the appointment of Steve Coffey as our new Chief Executive Officer. He is an experienced executive and we believe that he is well suited to continue to improve our financial performance and will be able to facilitate further growth.”

Mr. Coffey founded Coffey Management Company, an advisory and management services company, in 1986. Among his recent management assignments, Mr. Coffey served as a senior executive of Chevys, Inc., a $220 million nationwide chain of Mexican restaurants, and as the President and CEO of Edwards Theatres, Inc., a $352 million Newport Beach, California film exhibitor, where he served as President and CEO and led the company through a voluntary Chapter 11 bankruptcy proceeding. The National Turnaround Management Association recognized his team’s actions in restructuring and recapitalizing the troubled 70-year theatre chain as the large company “Turnaround of the Year.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee and Coffee People. The Company’s 206 domestic retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800-354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com and www.coffeepeople.com.

Forward-Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

For further information, please contact Marty Lynch, Chief Financial Officer, at (949) 260-6788.

SOURCE:

Diedrich Coffee, Inc.

Website:

http://www.gloriajeans.com

Website:

http://www.coffeepeople.com